EXHIBIT 10.1

FORM OF STOCK GRANT AGREEMENT

PROVIDIAN FINANCIAL CORPORATION

2000 STOCK INCENTIVE PLAN (SIP)

Name

Award Date:

Award Description

SIP Nonrestricted Portion:	$	<<Amount>>
SIP Nonrestricted Shares (Rounded down to nearest whole share):	<<Number>>
SIP Restricted Portion:	$	<<Amount>>
SIP Restricted Shares (Rounded down to nearest whole share):	<<Number>>
Fair Market Value per share on <<Award Date>>:	$	<<Price>>

GENERAL PROVISIONS:

You have elected to receive a portion of your annual retainer for the 12 months beginning June 1, 20[    ] (the “Board Year”) in Nonrestricted Stock.  The Nonrestricted Stock is matched by a grant of Restricted Stock equal in value to 25% of the value of the Nonrestricted Stock.  The Restricted Stock will be subject to vesting and forfeiture restrictions.  You will have the right to vote and to receive dividend payments on the Restricted Stock.

This award is subject to the terms and conditions of the SIP and to all interpretations, amendments, rules and regulations that may from time to time be promulgated or adopted in connection with the SIP.  In the event of any conflict between the provisions set forth herein and the provisions of the SIP, the provisions of the SIP shall control.

VESTING PROVISIONS:

Fifty percent of the Restricted Stock will vest on the third anniversary of the first day of the Board Year, and the remaining 50% will vest on the sixth anniversary of the first day of the Board Year.  However, if you dispose of any Nonrestricted Stock awarded (or to be awarded) to you as part of your annual retainer for the Board Year before all of the matching shares of Restricted Stock for the Board Year (the “related Restricted Stock”) have vested, you will forfeit the entire unvested portion of the related Restricted Stock.  Both the Nonrestricted Stock and the Restricted Stock will be deposited in an escrow account designated by us.  The shares of Restricted Stock must remain in the escrow account  until they have vested. We also require that all of the Nonrestricted Stock awarded to you as part of your annual retainer for the Board Year remain in the escrow account  until all of the related Restricted Stock has vested.

STOCK DISTRIBUTION:

The Nonrestricted Stock will be released to you upon expiration of six years following the start of the Board Year.  You may request an earlier release of the Nonrestricted Stock, but you will then forfeit all unvested shares of the related Restricted Stock. Shares of the Restricted Stock will be released to you when they become vested.

TAXATION ON RESTRICTED SHARES:

Applicable taxes associated with the shares of Restricted Stock will be due as these shares vest.